AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1999
                                                    REGISTRATION NO. 333-_______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------
                           UNITED ROAD SERVICES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                               94-3278455
 (State or other jurisdiction of   17 COMPUTER DRIVE WEST     (I.R.S. Employer
 incorporation or organization)    ALBANY, NEW YORK  12205   Identification No.)
                                      (518) 446-0140
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                EDWARD T. SHEEHAN
                 CHAIRMAN, CHIEF EXECUTIVE OFFICER AND SECRETARY
                           UNITED ROAD SERVICES, INC.
                             17 COMPUTER DRIVE WEST
                             ALBANY, NEW YORK 12205
                                 (518) 446-0140
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------

                                   COPIES TO:
                              KAREN A. DEWIS, ESQ.
                             MCDERMOTT, WILL & EMERY
                              600 13TH STREET, N.W.
                           WASHINGTON, D.C. 20005-3096
                                 (202) 756-8000
                               -------------------
                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                 SALE TO THE PUBLIC: From time to time after the
                 effective date of this Registration Statement.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|
                               -------------------


                         CALCULATION OF REGISTRATION FEE
=================================================================================================================================
   Title of Each Class of        Amount to be     Proposed Maximum Offering    Proposed Maximum Aggregate            Amount of
 Securities to be Registered      Registered          Price per Unit(1)             Offering Price(1)            Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
        Common Stock,               776,963              $6.71875(2)                  $5,220,220(2)                   $1,451
  par value $.001 per share
=================================================================================================================================
(1) Estimated solely for the purpose of calculating the registration fee.
(2)  Calculated in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices of the Common Stock on
     May 18, 1999, as quoted on the Nasdaq National Market.


                               -------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING
                 PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS

                           UNITED ROAD SERVICES, INC.

                         776,963 SHARES OF COMMON STOCK

                               -------------------

         This is an offering of shares of the Common Stock of United Road Services, Inc. by some of our stockholders who received shares of our Common Stock in connection with our acquisitions (the "Selling Stockholders").

         The Selling Stockholders may sell their shares directly or through one or more broker-dealers on the Nasdaq National Market, in the over-the-counter market, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution." The Nasdaq National Market lists our Common Stock under the symbol "URSI." On May 18, 1999, the last reported sale price of our Common Stock was $6.625 per share.

         We will not receive any proceeds when the Selling Stockholders sell their shares. We will pay all expenses to register the shares, except that the Selling Stockholders will pay any underwriting commissions and expenses, brokerage fees, transfer taxes and the fees and expenses of their attorneys and other experts.

         You can contact us at the following address and telephone number:
United Road Services, Inc., 17 Computer Drive West, Albany, New York 12205,
(518) 446-0140.

                               -------------------

              INVESTING IN OUR COMMON STOCK INVOLVES CERTAIN RISKS.
             YOU SHOULD READ THE "RISK FACTORS" BEGINNING ON PAGE 6.

                               -------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   The date of this Prospectus is May 20, 1999

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy our filings at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." You can also review copies of our SEC filings at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         We have filed with the SEC a Registration Statement on Form S-3 to register the shares of our Common Stock to be sold by the Selling Stockholders. This Prospectus is part of that Registration Statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the Registration Statement. For further information with respect to us or our Common Stock, you may refer to the Registration Statement and to the exhibits and schedules filed as part of the Registration Statement. You can review and copy the Registration Statement and its exhibits and schedules at the public reference rooms maintained by the SEC, and on the SEC's web site, as described above.

                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" into this Prospectus the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus, and the information that we file with the SEC after the date of this Prospectus will automatically update and supersede this information. We incorporate by reference into this Prospectus the following documents which we have previously filed with the SEC:

         1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         2. Our Proxy Statement dated April 27, 1999 for the 1999 Annual Meeting of our stockholders;

         3. Our Current Report on Form 8-K/A dated as of December 9, 1998 and filed on January 11, 1999;

         4. Our prospectus dated April 26, 1998, included in Post-Effective Amendment No. 2 to our Registration Statement on Form S-1 (Registration No. 333-65563), which contains the financial statements required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

         5. Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999.

         In addition, we incorporate by reference into this Prospectus all of the filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this Prospectus until such time as the Selling Stockholders have sold all of the Common Stock offered for sale by this Prospectus.

         You may request a copy of these filings, at no cost, by writing or telephoning us at United Road Services, Inc., 17 Computer Drive West, Albany, NY 12205, Attention: Investor Relations. Our telephone number is (518) 446-0140.

         You can find additional information about us on our Internet web site at "http://www.unitedroad.com."

         You should rely only on the information contained in this document or other documents that we have referred you to. We have not authorized anyone to provide you with information that is different.

                               -------------------


         Some of the information in this prospectus may contain forward-looking statements as that term is defined in the federal securities laws. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, projected or anticipated benefits from acquisitions made by or to be made by us, or projections involving anticipated revenues, earnings or other aspects of operating results. The words "may," "will," "expect," "believe," "anticipate," "project," "intend," "estimate," "continue" and similar expressions are intended to identify forward-looking statements. We caution readers that such statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based, including but not limited to the factors discussed in "Risk Factors" below. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.

                                   THE COMPANY

         Please note that throughout this Prospectus we use the terms "Founding Companies" which means the four towing and recovery businesses and the three transport businesses that we acquired at the time of our initial public offering in May 1998. Additionally, references in this Prospectus to "we," "our" or "us" refer to United Road Services, Inc. and not to any of the Selling Stockholders.

         United Road Services, Inc. was formed in July 1997 to become a leading national provider of motor vehicle and equipment towing, recovery and transport services. We believe that we are now one of the largest providers of these services in the United States. As of March 31, 1999, we operated a network of 35 towing and recovery service locations and 29 transport locations in a total of 21 states. During 1998, approximately 46.6% of our net revenue was derived from the provision of towing and recovery services and approximately 53.4% of our net revenue was derived from the provision of transport services.

         We offer a broad range of towing and recovery services in our local markets, including:

         o    towing, impounding and storing motor vehicles;

         o    conducting lien sales and auctions of abandoned vehicles;

         o    towing heavy equipment; and

         o recovering and towing heavy-duty commercial and recreational vehicles.

         We derive revenue from towing and recovery services based on distance, time or fixed charges and from related impounding and storage fees. If impounded vehicles are not claimed by their owners within prescribed time periods, we are entitled to be paid from the proceeds of lien sales, scrap sales or auctions. Depending upon the jurisdiction, the Company may either keep all of the proceeds from the vehicle sales, or keep the proceeds up to the amount of the towing and storage fees and pay the remainder to the municipality or law enforcement agency.

         Our towing and recovery customers include:

         o commercial entities, such as automobile leasing companies, insurance companies, automobile dealers, repair shops and fleet operators;

         o    municipalities;

         o law enforcement agencies such as police, sheriff and highway patrol departments; and

         o    individual motorists.

         We provide transport services for new and used vehicles throughout the United States. We derive revenue from transport services according to pre-set rates based on mileage or negotiated flat rates.

         Our transport customers include:

         o commercial entities, such as automobile leasing companies, automobile manufacturers, automobile auction companies and automobile dealers; and

         o    individual motorists.

         You can find out more information about the Company in reports we file with the Securities and Exchange Commission under the Exchange Act, which are incorporated by reference into this Prospectus. See "Where You Can Find More Information" and "Incorporation by Reference."

                                  RISK FACTORS

         Before you buy shares of Common Stock from any Selling Stockholder, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all other information in this Prospectus, before you decide to purchase shares of our Common Stock.

         The following discussion outlines certain factors that could affect our consolidated results of operations for 1999 and beyond and cause them to differ materially from those that may be set forth in forward-looking statements made by us or on our behalf.

OUR COMBINED OPERATING HISTORY IS LIMITED AND THE INTEGRATION OF ACQUIRED BUSINESSES MAY ADVERSELY AFFECT OUR BUSINESS

         We conducted no operations and generated no net revenue prior to our initial public offering in May 1998. At the time of our initial public offering, we purchased the seven Founding Companies. Between May 6, 1998 and December 31, 1998, we acquired a total of 34 additional businesses. Prior to their acquisition by us, the businesses we acquired were operated as independent entities, and we cannot assure you that we will be able to integrate the operations of these businesses successfully into our operations or to institute the necessary systems and procedures (including accounting and financial reporting systems) to manage the combined enterprise on a profitable basis. Our management group has been assembled only recently, and it may not be able to successfully manage the combined entity or to implement effectively our operating strategy and acquisition program. Our inability to successfully integrate the businesses we acquired would have a material adverse effect on our business, financial condition and results of operations.

OUR ACQUISITION STRATEGY MAY NOT BE SUCCESSFUL

         A key component of our growth strategy has been to acquire other towing, recovery and transport businesses in strategic markets and locations. In the past, we financed these acquisitions by using a combination of Common Stock, cash and debt. Recently, we have experienced a significant decline in the market price of our Common Stock. As a result, our ability to complete acquisitions using Common Stock as currency in a manner that is not dilutive to current stockholders has been adversely affected. If our Common Stock does not maintain a sufficient market value, or if the owners of the businesses we wish to acquire are unwilling to accept Common Stock as part of the purchase price, we may be required to use more of our cash resources, if available, or seek additional financing in order to pursue our acquisition program. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being the historical operating results and future prospects of the business to be purchased and the ability of that business to complement the services we offer. It is possible that we will not be able to successfully consummate acquisitions in the future. If we are unable to pursue an acquisition strategy in the future, we will be required to rely on internal growth to expand our business.

         Any acquisitions we make may result in potentially dilutive issuances of equity securities, the incurrence of additional debt and the amortization of expenses related to goodwill and other intangible assets, any of which could have a material adverse effect on our business, financial condition and results of operations. We may not be able to identify, acquire or manage profitably additional businesses or integrate successfully any acquired businesses without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including failure of the acquired business to achieve expected results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities. Some or all of these additional risks could have a material adverse effect on our business, financial condition and results of operations. We may also consider acquiring complementary businesses that provide services that we do not currently provide. We may not be able to successfully integrate these complementary businesses. In addition, the businesses that we have already acquired or other businesses that we may acquire in the future may not achieve anticipated revenues and earnings.

OUR OPERATING STRATEGY MAY NOT BE SUCCESSFUL

         A key element of our operating strategy is to increase the revenue and improve the profitability of the businesses we acquire. We intend to increase revenue by continuing to provide high quality service and by expanding both the scope of services we offer and our customer base. Our ability to increase revenue will be affected by various factors, including the demand for towing, recovery and transport services, the level of competition in the industry, our ability to expand the range of services we offer to existing customers, our ability to attract new customers and our ability to attract and retain a sufficient number of qualified personnel.

         We intend to improve profitability by various means, including eliminating duplicative operating costs and overhead, improving our asset utilization and capitalizing on our enhanced purchasing power. Our ability to improve profitability will be affected by various factors, including the costs associated with centralizing our administrative functions, our ability to benefit from the elimination of redundant operations and our ability to benefit from enhanced purchasing power. Many of these factors are beyond our control and our operating strategy may not be successful.

WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR GROWTH

         Our strategy is to expand our operations through acquisitions and internal growth. Our systems, procedures and controls may not be adequate to support our operations as they expand. Any future growth will impose significant added responsibilities on the members of our senior management, including the need to recruit and integrate new senior level managers and executives. We may not be able to successfully recruit and retain such additional management. Our failure to manage our growth effectively or our inability to attract and retain additional qualified management could have a material adverse effect on our business, financial condition and results of operations.

COMPETITION COULD ADVERSELY AFFECT OUR BUSINESS

         The market for towing, recovery and transport services is extremely competitive. This competition is based primarily on quality, service, timeliness, price and geographic proximity. We compete with certain large transport companies on a national and regional basis and certain large towing and recovery companies on a regional and local basis, some of which may have greater financial and marketing resources than we have. We also compete with thousands of smaller local companies, which may have lower overhead cost structures than we have and may, therefore, be able to provide their services at lower rates than we can. We may also face competition for acquisition candidates from companies that are attempting to consolidate towing, recovery and transport service providers. Some of our current or future competitors may be better positioned than we are to finance acquisitions, to pay higher prices for businesses or to finance their internal operations.

WE RELY ON OUR INFORMATION TECHNOLOGY SYSTEMS AND SIGNIFICANT COSTS OR FAILURES IN THESE SYSTEMS COULD ADVERSELY AFFECT OUR BUSINESS

         Our accounting and financial reporting activities are centralized at our headquarters in Albany, New York. We are in the process of implementing a proprietary National Transportation Management System at all of our transport locations and a standardized towing and recovery operating system at substantially all of our towing and recovery locations. We anticipate that we will need to upgrade and expand our information technology systems on an ongoing basis as we expand our operations and complete future acquisitions. We may encounter unexpected delays and costs in implementing such systems. Additionally, these systems, when installed, may not function as we expect.

THE LOSS OF SIGNIFICANT CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS

         We provide towing and recovery services to certain municipalities and law enforcement agencies under contracts. These towing and recovery contracts typically have terms of five years or less, may be terminated at any time for material breach and in some cases are subject to competitive bidding upon expiration. We also provide transport services to automobile manufacturers and other commercial customers under contracts which typically have terms of three years or less and may be terminated at any time for material breach. Upon expiration of the initial term of these contracts, the customer typically may renew the contract on a year-to-year basis if it is satisfied with our performance. Otherwise, the customer may implement its competitive bidding process to award a new contract. It is possible that some or all of these towing and recovery or transport contracts may not be renewed upon expiration or may be renewed on terms less favorable to us. It is also possible that at some future time more of our customers may implement a competitive bidding process for the award of towing and recovery or transport contracts. We have no formal contract with a large number of our towing, recovery and transport customers, and it is possible that one or more of these customers could elect, at any time, to stop utilizing our services.

REGULATORY CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS

         Towing, recovery and transport services are subject to various federal, state and local laws and regulations regarding equipment, driver certification, training, recordkeeping and workplace safety. Our vehicles and facilities are subject to periodic inspection by the United States Department of Transportation and similar state and local agencies. Our failure to comply with these laws and regulations could subject us to substantial fines and could lead to the closure of operations that are not in compliance. In addition, certain government contracting laws and regulations may affect our ability to acquire complementary businesses in a given city or county. Companies providing towing, recovery and transport services are required to have numerous federal, state and local licenses and permits. When we acquire towing, recovery and transport businesses, we must transfer or apply for such licenses and permits in order to conduct the acquired business. Any failure in obtaining such licenses and permits or any delay in our receipt of such licenses and permits could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE EXPOSED TO ENVIRONMENTAL LIABILITIES

         Our operations are subject to a number of federal, state and local laws and regulations relating to the storage of petroleum products, hazardous materials and impounded vehicles, as well as safety regulations relating to the upkeep and maintenance of vehicles. In particular, our operations are subject to federal, state and local laws and regulations governing leakage from salvage vehicles, waste disposal, the handling of hazardous substances, environmental protection, remediation, workplace exposure and other matters. It is possible that an environmental claim could be made against us or that we could be identified by the Environmental Protection Agency, a state agency or one or more third parties as a potentially responsible party under federal or state environmental laws. If that happens, we could be forced to incur substantial investigation, legal and remediation costs. Such costs could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INCUR UNEXPECTED LIABILITIES AS A RESULT OF OUR ACQUISITIONS

         The businesses that we have acquired or those that we may acquire in the future could have liabilities that we did not or may not discover during our pre-acquisition due diligence investigations. Such liabilities may include liabilities arising from environmental contamination or non-compliance by prior owners with environmental laws or regulatory requirements. As a successor owner or operator, we may be responsible for such liabilities. The businesses we acquire generally handle and store petroleum and other hazardous substances at their facilities. There may have been or there may be releases of these hazardous substances into the soil or groundwater which we may be required under federal, state or local law to investigate and clean up. Any such liabilities or related investigations or clean-ups could have a material adverse effect on our business, financial condition and results of operations.

CHANGES IN OUR RELATIONS WITH OUR EMPLOYEES COULD ADVERSELY AFFECT OUR BUSINESS

         Although currently none of our employees are members of unions, it is possible that some employees could unionize in the future or that we could acquire businesses with unionized employees. If our employees were to unionize or we were to acquire a business with unionized employees, we could incur higher ongoing labor costs and could experience a significant disruption of our operations in the event of a strike or other work stoppage. Any of these possibilities could have a material adverse effect on our business, financial condition and results of operations.

UNINSURED LIABILITIES MAY ADVERSELY AFFECT OUR BUSINESS

         From time to time, we could be subject to various claims relating to our operations, including claims for personal injury or death caused by accidents involving our vehicles and service personnel, worker's compensation claims and other employment related claims. Although we maintain insurance (subject to customary deductibles), our insurance may not cover certain types of claims, such as claims for punitive damages or for damages arising from intentional misconduct (which are often alleged in third-party lawsuits). In the future, we may not be able to maintain adequate levels of insurance on reasonable terms. In addition, it is possible that existing or future claims may exceed the level of our insurance coverage or that we may not have sufficient capital available to pay any uninsured claims.

OUR QUARTERLY RESULTS MAY FLUCTUATE

         We may experience significant fluctuations in quarterly operating results due to a number of factors, including: the timing of acquisitions and related costs; our success or failure in integrating acquired businesses; the loss of significant customers or contracts; the timing of expenditures for new equipment and the disposition of used equipment; price changes in response to competitive factors; seasonal, cyclical and other variations in the demand for towing, recovery and transport services; and general economic conditions. As a result, you should not rely on operating results for any one quarter as an indication or guarantee of performance in future quarters.

SEASONAL AND CYCLICAL CHANGES IN THE DEMAND FOR OUR SERVICES MAY AFFECT OUR RESULTS OF OPERATIONS

         The demand for towing, recovery and transport services is subject to seasonal, cyclical and other variations. Specifically, the demand for towing and recovery services is generally highest in extreme weather, such as heat, cold, rain and snow. Although the demand for automobile transport tends to be strongest in the months with the mildest weather, since inclement weather tends to slow the delivery of vehicles, the demand for automobile transport is also a function of the timing and volume of lease originations, dealer inventories and new and used auto sales.

WE RELY ON KEY EMPLOYEES WHOSE ABSENCE COULD ADVERSELY AFFECT OUR BUSINESS

         We are highly dependent upon the experience, abilities and continued efforts of our senior management. The loss of the services of one or more of the key members of our senior management could have a material adverse effect on our business, financial condition and results of operations if we are unable to find a suitable replacement in a timely manner. We do not presently maintain "key man" life insurance with respect to the members of our senior management.

         Our operating facilities are managed by regional and local managers who have substantial knowledge of and experience in the local towing, recovery and transport markets that we serve. These managers include former owners and employees of the businesses we have acquired. The loss of one or more of these managers could have a material adverse effect on our business, financial condition and results of operations if we are unable to find a suitable replacement in a timely manner.

         The timely, professional and dependable service demanded by towing, recovery and transport customers requires an adequate supply of skilled dispatchers, drivers and support personnel. Accordingly, our success will depend on our ability to employ, train and retain the personnel necessary to meet our service requirements. From time to time, and in particular areas, there are shortages of skilled personnel. In the future, we may not be able to maintain an adequate skilled labor force necessary to operate efficiently, our labor expenses may increase as a result of a shortage in the supply of skilled personnel or we may have to curtail our planned growth as a result of labor shortages.

OUR SENIOR MANAGEMENT'S LACK OF EXPERIENCE IN MANAGING A TOWING, RECOVERY AND TRANSPORT SERVICE BUSINESS MAY ADVERSELY AFFECT OUR BUSINESS

         Our senior management has no prior experience in towing, recovery and transport services. As a result, our senior management may not be able to conduct our operations profitably, effectively integrate the operations of acquired businesses or hire and retain personnel with relevant experience. Any failure by our senior management to accomplish any of these things could have a material adverse effect on our business, financial condition and results of operations.

YEAR 2000 PROBLEMS MAY ADVERSELY AFFECT OUR BUSINESS

         We have identified certain systems, equipment and applications, including embedded systems and other "non-information technology," that are utilized in our towing, recovery and transport operations or in our finance, payroll and administration departments and that are necessary to operate our business without disruption. These mission critical systems include servers, desktop and notebook computers, data communications equipment, peripherals, network and desktop operating systems, desktop application suites, payroll and financial software, towing and transportation applications and interfaces with our financial systems.

         These mission critical systems also include our proprietary National Transportation Management System, which we intend to install at all of our transport locations prior to December 31, 1999, and a standardized towing and recovery operating system, which we intend to install at substantially all of our towing and recovery locations prior to December 31, 1999. With respect to the remaining towing and recovery locations, we plan to continue to utilize existing systems and to supply an interface to our standardized operating system. We believe, based upon assurances from third parties, that our mission critical systems will be Year 2000 ready prior to the end of 1999. However, it is possible that this will not be the case.

         We also utilize certain other hardware and software, operating systems, relationships and services in our day-to-day operations and throughout our various divisions, which are not necessarily critical to our operations. We are in the process of identifying and evaluating these systems and functions and will include in our Year 2000 readiness project any systems that we deem to be material to our business.

         Installation of our information systems may not be completed at all of our locations before December 31, 1999. In addition, it is possible that these systems, when installed, may not function properly. In either event, we would be forced to rely on manual performance of our central administrative functions along with the local dispatch and operating systems utilized by our acquired businesses prior to their acquisition by us. There can be no assurance that such systems will be Year 2000 ready or that the vendors and other service providers associated with such businesses will be Year 2000 ready. If the local dispatch and operating systems utilized by our acquired businesses do not function properly after December 31, 1999, we will be required to perform critical functions on a manual basis. Any resulting inefficiency could have a material adverse effect on our business, financial condition and results of operations.

         Because we have not yet received responses to our Year 2000 questionnaires from all of our business partners, we are unable to predict the impact that Year 2000 problems at vendors, customers or financial institutions may have on us. We intend to continue to review our systems, equipment and applications and to address Year 2000 issues with our business partners, and we will implement contingency plans to the extent necessary to address these issues.

         No one knows the extent of the potential impact of the Year 2000 problem generally and we cannot predict the likelihood that Year 2000 problems will cause a significant disruption in the economy as a whole.

         The foregoing constitutes a Year 2000 statement and readiness disclosure subject to the protections afforded it by the federal Year 2000 Information and Readiness Disclosure Act of 1998.

                            SELLING SECURITY HOLDERS

         The table below lists the stockholders eligible to sell their shares under this Prospectus, along with the number of shares that each stockholder may sell. The shares listed below in the first column have been received by the stockholders as consideration for the sale of their businesses to us. In connection with the acquisitions, certain stockholders agreed to have a portion of the consideration for their businesses withheld by us to satisfy their indemnification obligations under their purchase agreements. The second column lists the number of shares that are being withheld as of May 1, 1999. If we do not make any indemnification claims prior to the date specified in the third column, these shares will be released to the appropriate stockholders. The fourth column lists the total number of shares which may be sold under this prospectus assuming all withheld shares are released to the appropriate stockholders.


                                       NUMBER           NUMBER OF
                                      OF SHARES      SHARES WITHHELD                                     TOTAL
                                    ISSUED AS OF          AS OF                   SHARE                NUMBER OF
           STOCKHOLDER               MAY 1, 1999       MAY 1, 1999             RELEASE DATE             SHARES
           -----------               -----------       -----------             ------------             ------



Robert W. Donaldson, III               31,767             3,530              February 1, 2000          35,297(1)
Steven D. Nelson                       31,767             3,530              February 1, 2000          35,297(1)
William Jones, Jr.                     42,687            21,991(2)          February 22, 2000(2)       64,678(3)
S. Travis Hill, Jr. &
    Deidra Dee Hill                   104,752            11,639                 March 7, 2000         116,391(4)
Flynn Motor Transport,
    Inc.                               43,845            27,586                 March 1, 2000          71,431(4)
Bonnie L. Lacy                         17,266             8,633                 March 2, 2000          25,899(4)
Carl Baltrusch, Jr.                    98,046            10,894                 March 3, 2000         108,940(5)
Linda Baltrusch                        59,040             6,560                 March 3, 2000          65,600(5)
James Forzley                          39,006             4,334                 March 3, 2000          43,340(5)
H.W. Borhauer II and
    Lynda A. Borhauer                    --              81,943(6)              March 5, 2000(6)       81,943(7)
John C. Lewis                          27,972            13,986                March 22, 2000          41,958(8)
Perla R. Lewis                         27,972            13,986                March 22, 2000          41,958(8)
Jack Cain                              19,904             2,211                April 30, 2000          22,115(4)
Daryl Cain                              9,952             1,106                April 30, 2000          11,058(4)
Barry Cain                              9,952             1,106                April 30, 2000          11,058(4)
                                        -----             -----                                        ---------
                                      563,928           213,035                                        776,963

(1)      This stockholder has agreed not to sell any of these shares until July
         30, 1999, at which time he may sell up to 50% of such shares; beginning on October 28, 1999 he may sell up to an additional 25% of such shares, and beginning on February 1, 2000 he may sell the balance of such shares.
(2) 9,055 of the withheld shares are due to be released to Mr. Jones on September 30, 1999, provided that the business we acquired from Mr.
         Jones meets certain minimum revenue levels for the period from March 1, 1999 to August 31, 1999. The remainder of the withheld shares are due to be released on February 22, 2000.

(3) Mr. Jones has agreed not to sell any of these shares until August 21, 1999, at which time he may sell up to 50% of such shares; beginning on November 19, 1999 he may sell up to an additional 25% of such shares and beginning on February 22, 2000 he may sell the balance of such shares.



(4) This stockholder may sell up to 50% of these shares as of the date of this Prospectus; beginning on the 90th day following the date of this Prospectus, the stockholder may sell up to an additional 25% of such shares, and beginning on the 180th day following the date of this Prospectus, the stockholder may sell the balance of such shares.

(5) This stockholder has agreed not to sell any of these shares until August 30, 1999, at which time the stockholder may sell up to 50% of such shares; beginning on November 28, 1999, the stockholder may sell up to an additional 25% of such shares, and beginning on March 3, 2000 the stockholder may sell the balance of such shares.

(6) 73,749 of the withheld shares will be released to Mr. and Mrs. Borhauer upon the release of certain loan guarantees made by them to certain banks. The remainder of the withheld shares are due to be released on March 5, 2000.

(7) Mr. and Mrs. Borhauer have agreed not to sell any of these shares until September 1, 1999, at which time they may sell up to 50% of such shares; beginning on November 30, 1999, they may sell up to an additional 25% of such shares, and beginning on March 5, 2000, they may sell the balance of such shares.

(8) This stockholder has agreed not to sell any of these shares until September 18, 1999, at which time the stockholder may sell up to 50% of such shares; beginning on December 17, 1999, the stockholder may sell up to an additional 25% of such shares, and beginning on March 22, 2000 the stockholder may sell the balance of such shares.


         Mr. Jones currently serves us as a consultant and Mr. Hill is currently employed by us. Ms. Lacy served us as a consultant from March 2, 1999 through April 26, 1999.

         If the Selling Stockholders sell all of the shares offered in this Prospectus (and if the Selling Stockholders do not purchase or sell any additional shares of our Common Stock), none of the Selling Stockholders would own any shares of our Common Stock after the completion of this offering.

                                 USE OF PROCEEDS

         We will not receive any proceeds when the Selling Stockholders sell their shares under this Prospectus.

                              PLAN OF DISTRIBUTION

         Selling Stockholders may sell their shares either directly or through a broker-dealer or other agent at prices related to prevailing market prices or at negotiated prices, in one or more of the following kinds of transactions:

o Transactions on the Nasdaq National Market or other stock exchange that lists the shares;

o        Transactions in the over-the-counter market; or

o Transactions negotiated between stockholders and purchasers, or otherwise.

         Broker-dealers or agents may purchase shares directly from a Selling Stockholder or sell shares to someone else on behalf of a Selling Stockholder. Broker-dealers may charge commissions to both stockholders selling shares and purchasers buying shares sold by a Selling Stockholder. If a broker buys shares directly from a Selling Stockholder, the broker may resell the shares through another broker and the other broker may receive compensation from the Selling Stockholder for the resale.

         To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a prospectus supplement during the time the Selling Stockholders are offering or selling shares covered by this Prospectus, in order to add or correct important information about the plan of distribution for the shares.

         WE WILL PAY ALL EXPENSES TO REGISTER THE SHARES, BUT THE SELLING STOCKHOLDERS WILL PAY ANY UNDERWRITING COMMISSIONS AND EXPENSES, BROKERAGE FEES, TRANSFER TAXES AND THE FEES AND EXPENSES OF THEIR ATTORNEYS AND OTHER EXPERTS.

         IN ADDITION TO ANY OTHER APPLICABLE LAWS OR REGULATIONS, SELLING STOCKHOLDERS MUST COMPLY WITH CERTAIN REGULATIONS RELATING TO DISTRIBUTIONS BY SELLING STOCKHOLDERS, INCLUDING REGULATION M UNDER THE EXCHANGE ACT.

         CERTAIN STATES MAY REQUIRE THAT REGISTRATION, EXEMPTION FROM REGISTRATION OR NOTIFICATION REQUIREMENTS BE MET BEFORE THE SELLING STOCKHOLDERS MAY SELL THEIR SHARES. IN ADDITION, CERTAIN STATES MAY REQUIRE THE SELLING STOCKHOLDERS TO SELL THEIR SHARES ONLY THROUGH BROKER-DEALERS.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

Our authorized capital stock consists of 40,000,000 shares. Of these shares, 35,000,000 shares are Common Stock, $0.001 par value, and 5,000,000 shares are Preferred Stock, $0.001 par value. As of May 14, 1999, there were 17,791,372 shares of Common Stock and no shares of Preferred Stock outstanding. The following discussion of the material features of our capital stock is intended as a summary only. As a result, for complete information you should read our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are included as exhibits to our Registration Statement on Form S-1 (SEC Registration No. 333-46925). See "Where You Can Find More Information."

COMMON STOCK

All holders of our Common Stock are entitled to one vote for each share they own on all matters submitted to a vote of stockholders. Subject to the terms of any Preferred Stock we may issue, holders of Common Stock are entitled to receive ratably any dividends as may be declared from time to time by the Board of Directors. In the event we liquidate, dissolve or wind up, holders of our Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of our Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

PREFERRED STOCK

Our Board of Directors has the authority, without action by the stockholders, to designate and issue up to 5,000,000 shares of Preferred Stock in one or more series and to designate the dividend rate, voting rights and other rights, preferences and restrictions of each series, any or all of which may be greater than the rights of the Common Stock. We have no present plans to issue any shares of Preferred Stock. One of the effects of undesignated Preferred Stock may be to enable our Board to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise and to protect the continuity of our management. The issuance of shares of Preferred Stock may adversely affect the rights of holders of Common Stock. For example, any Preferred Stock we issue may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

CLASSIFIED BOARD OF DIRECTORS; VACANCIES

Our Amended and Restated Certificate of Incorporation provides that our Board of Directors shall be divided into three classes and that the number of directors in each class shall be as nearly equal as is possible based upon the number of directors constituting the entire Board. The certificate of incorporation effectively provides that the term of office of the first class of directors will expire at our first annual meeting of stockholders following the initial public offering, the term of office of the second class of directors will expire at our second annual meeting of stockholders following the initial public offering, and the term of office of the third class of directors will expire at our third annual meeting of stockholders following the initial public offering. At each annual meeting of stockholders, successors to directors of the class whose term expires at such meeting will be elected to serve for three-year terms and until their successors are elected and qualified.

The classification of our Board of Directors has the effect of making it more difficult for stockholders to change the composition of the Board. At least two annual meetings of stockholders, instead of one, will generally be required to change the majority of the Board. Such a delay may help to provide the Board with sufficient time to analyze an unsolicited proxy contest, a tender or exchange offer or any other extraordinary corporate transaction. However, such classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to our stockholders. The classification of the Board could thus increase the likelihood that incumbent directors will retain their positions.

Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. Our certificate of incorporation does not override this provision. Our certificate of incorporation does provide that, subject to the rights of any holders of Preferred Stock, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the Board resulting from death, resignation, retirement, disqualification or removal of directors or any other cause may be filled only by the Board (and not by the stockholders unless there are no directors in office). Accordingly, the Board could prevent any stockholder from enlarging the Board and filling the new directorships with such stockholder's own nominees.

The provisions of the certificate of incorporation governing the removal of directors and the filling of vacancies may have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company, or of attempting to change the composition or policies of the Board, even though such attempts might be beneficial to our stockholders. These provisions of the certificate of incorporation could thus increase the likelihood that incumbent directors will retain their positions.

STOCKHOLDER MEETING PROVISIONS

Our certificate of incorporation and bylaws provide that (subject to the rights of any holders of Preferred Stock) (i) only a majority of the Board of Directors or the Chief Executive Officer is able to call a special meeting of stockholders; and (ii) stockholder action may be taken only at a duly called and convened annual or special meeting of stockholders and may not be taken by written consent. These provisions, taken together, prevent stockholders from forcing consideration of stockholder proposals over the opposition of the Board, except at an annual meeting.

Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as director, or to bring other business before an annual meeting of our stockholders.

The notice procedure provides that, subject to the rights of any holders of Preferred Stock, only persons who are nominated by or at the direction of the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to our Secretary prior to the meeting at which directors are to be elected will be eligible for election as directors. At an annual meeting, only such business may be conducted as has been brought before the meeting by the Board, any committee appointed by the Board, or by a stockholder who has given timely written notice to our Secretary of such stockholder's intention to bring such business before such meeting. To be timely, we must receive notice of stockholder nominations or proposals not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, then not later than the 15th day following the earlier of the day such notice was mailed or the day such public disclosure was made). These notices must contain certain prescribed information.

This notice procedure affords our Board of Directors an opportunity to consider the qualifications of proposed director nominees or the merit of stockholder proposals, and, to the extent deemed appropriate by the Board, to inform stockholders about such matters. The notice procedure also provides a more orderly procedure for conducting annual meetings of stockholders.

Although our bylaws do not give our Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or proposals for action, the provisions described above may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals. These provisions may also discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal.

DELAWARE LAW

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an interested stockholder. This restriction is subject to certain exceptions such as approval of the board of directors and of the holders of at least two-thirds of the outstanding shares of voting stock not owned by the interested stockholder. The existence of this provision is expected to have an anti-takeover effect, possibly inhibiting attempts that might result in a premium over the market price for the shares of Common Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

Pursuant to the provisions of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation which provide that our directors shall not be personally liable for monetary damages for a breach of fiduciary duty as a director. However, the directors will be liable if the damages result from a breach of the director's duty of loyalty to the Company or our stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of Delaware General Corporation Law, and transactions from which the director derived an improper personal benefit. Also, the limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws require us to indemnify our officers and directors, and permit us to indemnify our other agents, to the fullest extent permitted under Delaware law. We have entered into separate indemnification agreements with our directors and officers which are, in some cases, broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

TRANSFER AGENT

The transfer agent and registrar for our Common Stock is American Stock Transfer and Trust Company.

                                  LEGAL MATTERS

         The legality of the Common Stock offered hereby has been passed on by the international law firm of McDermott, Will & Emery.


                                     EXPERTS

         The consolidated financial statements of United Road Services, Inc. and subsidiaries, the combined financial statements of Northland Auto Transporters, Inc. and Northland Fleet Leasing, Inc., the combined financial statements of Caron Auto Works, Inc. and Caron Auto Brokers, Inc., the combined financial statements of 5-L Corporation and ADP Transport, Inc., the consolidated financial statements of Smith-Christensen Enterprises, Inc. and subsidiary, the consolidated financial statements of ASC Transportation Services and subsidiary, the consolidated financial statements of E&R Towing & Garage, Inc. and subsidiaries, and the financial statements of Falcon Towing and Auto Delivery, Inc., Absolute Towing and Transporting, Inc., Keystone Towing, Inc., Silver State Tow and Recovery, Inc., Neil's Used Truck & Car Sales, Incorporated, Environmental Auto Removal, Inc., Alert Auto Transport, Inc., Fast Towing, Inc.,

Car Transporters Corporation, Schroeder Auto Carriers, Inc., MPG Transco, Ltd. and Pilot Transport, Inc. to the extent and for the periods indicated in their reports, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell Common Stock and it is not soliciting an offer to buy Common Stock in any state where the offer or sale is not permitted.











                                 776,963 SHARES

                                   (URSI LOGO)

                                  COMMON STOCK
















                                  MAY 20, 1999


================================================================================

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the Common Stock being registered hereby.

                                      ITEM                            AMOUNT
                                      ----                            ------

            SEC registration fee................................      $  1,499
            Fees and expenses of counsel........................        15,000*
            Fees and expenses of accountants....................        15,000*
            Miscellaneous.......................................           501
                                                                      --------

                     Total......................................     $  32,000
                                                                     =========
            -------------
            * Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant has included provisions in its Certificate of Incorporation and Bylaws to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and (ii) indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary.

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by each in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         The Registrant has entered into indemnification agreements with its directors and certain key officers pursuant to which the Registrant is generally obligated to indemnify its directors and such officers to the full extent permitted by the DGCL as described above. The Company has purchased insurance for its directors and officers indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

ITEM 16. EXHIBITS.

Number                     Description of Document
------                     -----------------------

4.1 Specimen Common Stock Certificate (incorporated by reference to the same-numbered Exhibit to Amendment No. 3 to the Company's Registration Statement on Form S-1 filed with the SEC on April 27, 1998 (Registration No. 333-46925)).

4.2 Form of 8% Convertible Subordinated Debenture due 2008 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated November 19, 1998).

5.1 Opinion of McDermott, Will & Emery as to the validity of the issuance of the securities registered hereby (filed herewith).

23.1     Consent of McDermott, Will & Emery (included in Exhibit 5.1).

23.2     Consent of KPMG LLP (filed herewith).

24 Power of Attorney (included with the signature page to the Registration Statement).

ITEM 17. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Albany, State of New York, on May 13, 1999.

                                           UNITED ROAD SERVICES, INC.


                                           By:      /s/ Edward T. Sheehan
                                                    ----------------------------
                                                    Edward T. Sheehan
                                                    Chairman of the Board,
                                                    Chief Executive Officer
                                                    and Secretary

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of United Road Services, Inc., a Delaware corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission, under the provisions of the Securities Act of 1933, as amended (the "Securities Act"), hereby constitute and appoint Edward T. Sheehan and Allan D. Pass and each of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution for them in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on May 13, 1999 by the following persons in the capacities indicated:

         SIGNATURE                                TITLE


/s/ Edward T. Sheehan         Chairman of the Board, Chief Executive Officer and
Edward T. Sheehan             Secretary (principal executive officer)


/s/ Donald J. Marr            Senior Vice President and Chief Financial Officer
Donald J. Marr                (principal financial and accounting officer)

/s/ Grace M. Hawkins          Director
Grace M. Hawkins


/s/ Donald F. Moorehead, Jr.  Director
Donald F. Moorehead, Jr.


/s/ Edward W. Morawski        Director
Edward W. Morawski


/s/ Todd Q. Smart             Director
Todd Q. Smart


/s/ Richard A. Molyneux       Director
Richard A. Molyneux


/s/ Mark J. Henninger         Director
Mark J. Henninger


                              Director
Merril M. Halpern


/s/ Robert L. Berner, III     Director
Robert L. Berner, III


/s/ Michael S. Pfeffer        Director
Michael S. Pfeffer